Exhibit 99.1

                GLOBUS ANNOUNCES SIGNING OF A $4.879 MILLION LOAN
                  AGREEMENT BETWEEN ITS SUBSIDIARY, GLOBUS COLD
                  STORAGE, AND THE OVERSEAS PRIVATE INVESTMENT
                                  CORPORATION.

NEW YORK -(Business Wire)- August 31, 2004. Globus International Resources Corp. (OTCPK:GBIR) announces the signing of a loan agreement between LLC Globus Cold Storage , a 51% subsidiary of Globus International Resources located in Russia, and the Overseas Private Investment Corporation (OPIC), an agency of the United States of America for $4.879 Million. The term of the loan is for six years from the date of each release of funds under the loan agreement.

LLC Globus Cold Storage (GCS) intends to use the proceeds of the loan and an equity investment of $4 Million from Globus International Resources to construct a 9,000 square meter cold storage facility with a capacity to store about 9,000 metric tons of frozen food to be located in Moscow, Russia. The facility will use state-of-the-art technology in freezing equipment and computerized management of stored product for maximum efficiency and security. Initial designs of the facility have already begun. Construction is expected to begin in March 2005 and the planned completion date for the facility is August of 2005.

Over the past six months, the management of GCS has received indications of interest for renting storage space in the facility from a number of importers of frozen food for Moscow. To date, these indications total over three times the anticipated capacity of the facility. Based on current rates for storage in Moscow, when leased to full capacity, the facility is expected to generate approximately $6 Million in gross revenues annually with approximately $3 Million in pre-tax earnings. Under its agreements with local taxing authorities, GCS's earning will be free of tax for the first three y ears.

As a condition of the loan from OPIC, Globus will guaranty the loan and must deposit $4 Million as an equity investment in GCS before GCS can receive the initial disbursement from OPIC. Globus is currently in the process of liquidating certain inventories acquired with the proceeds of its private placement of securities completed in May, 2003 in order to meet this requirement.

Yury Greene, CEO, says: "We are very pleased that OPIC has agreed to lend our subsidiary $4.879 Million to build a new, modern cold storage facility in Moscow. We expect to start operations next summer and operate at full capacity after about one year. When our project is operational for a year, we intend to submit a loan application for 75% of the cost of construction of another cold storage facility in Moscow. We believe that demand in the Moscow area is strong enough for at least another five large facilities."

Globus International Resources Corp., based in New York City with representative offices in Russia and the Ukraine, is a full service, Internet-based international trading company. It exports food, food products, auto parts, and construction materials from the U.S. and Western Europe to distributors in Russia and the Ukraine.

This release contains forward-looking statements based largely on the Company's expectations and is subject to a number of risks and uncertainties, certain of which are beyond the Company's control. The Company undertakes no obligation to release publicly the results of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated events.

For further information, please contact Herman Roth, Vice Chairman, by phone at
(212) 558-6100 or by fax at: (212) 558-6060.